Exhibit 99.1

PRESS RELEASE                           SOURCE: WPCS International Incorporated


                      WPCS Reports FY2004 Financial Results


EXTON, PA-- (BUSINESS WIRE) - July 30, 2004 -- OTCBB: WPCS - News) WPCS International Incorporated, a leader in project engineering services for wireless infrastructure and specialty communication systems has reported its FY2004 annual and fourth quarter results. For the year ended April 30, 2004, WPCS reported revenue of approximately $22.1 million compared to $5.4 million for the same period one year ago, which represents more than a three-fold increase. The increase in revenue for the year was primarily attributed to strategic acquisitions of approximately $13.6 million and secondarily from organic growth of approximately $3.1 million.

For the year ended April 30, 2004, the reported net loss was $124,000 or $0.01 per share, which includes income taxes of $76,000, depreciation and amortization of $382,000 and non-cash charges of $209,000 related to the grant of stock options. For the year ended April 30, 2003, the reported net loss was $554,000, or $0.05 per share, which includes income taxes of $19,000, depreciation and amortization of $116,000, and non-cash charges of $173,000 related to imputed dividends from the issuance of preferred stock.

For the FY2004 fourth quarter ended April 30, 2004, the company reported approximately $8.2 million in revenue, compared to $3.2 million in revenue for the same period a year ago. The increase in revenue was primarily attributed to organic growth of approximately $2.7 million, and secondarily by strategic acquisitions of $2.3 million. Net income for the fourth quarter was approximately $310,000, or $0.01 per diluted share, compared to $180,000, or $0.01 per diluted share for the same period a year ago.

Andrew Hidalgo, CEO of WPCS International Incorporated, commented: "In FY2004, the company made significant progress towards achieving our strategic and financial goals. The assimilation of acquisitions is progressing effectively and we are continuing to create the operational efficiencies that will allow us to improve our financial performance going forward. I am particularly pleased with the organic growth we are experiencing and the strong market sector for wireless infrastructure services. The FY2004 fourth quarter displayed our ability to improve our performance as we continue to grow. FY2005 is the year where we need to strive for consistent profitability and earnings growth. As we look at our company's capabilities, I am optimistic that FY2005 will be a successful year."

About WPCS International Incorporated:

WPCS and its subsidiary companies offer project engineering services for specialty communication systems, wireless fidelity (WiFi) and fixed wireless applications. WPCS offers the ability to integrate superior solutions across the vast majority of communication requirements. The company has an extensive customer base that includes many major corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected



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results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

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Contact:  Brett  Maas  /  Investor  Relations
Hayden Communications, Inc.
212-988-2206
ir@wpcs.com

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